Exhibit 99.1

FOR IMMEDIATE RELEASE:

CHINATEL SIGNS CONTRACTS FOR ZTE TO SUPPLY EQUIPMENT AND SERVICES
FOR ITS WIRELESS BROADBAND NETWORK IN FUJIAN PROVINCE

ChinaTel advances its deployment in the Haixi Special Economic Zone within the People’s Republic of China

SHENZHEN, CHINA and SAN DIEGO, CA – March 14, 2011 – ZTE Corporation (“ZTE”) (H share stock code: 0763.HK / A share stock code: 000063.SZ), a leading global provider of telecommunications equipment and network solutions, and China Tel Group, Inc. (“ChinaTel”) (OTCQB:CHTL), a US-based operator of wireless broadband and telecommunications networks, today jointly announced they have signed a contract for ZTE to supply ChinaTel with infrastructure equipment for the nine city wireless broadband network ChinaTel is deploying in the Fujian province.  The value of equipment for the first two cities is $9.57 million.  The parties have agreed on component pricing for future equipment in the other seven cities, which will be ordered upon completion of engineering work to determine final equipment needs.  The parties will also enter into a separate contract for ZTE to provide professional services including network planning and optimization and equipment installation for all nine cities.

Phase 1 of the Fujian wireless broadband access (WBA) project will focus on two major cities: Fuzhou, the capital city of Fujian province, and Xiamen, one of the four special economic zones in PRC.  Phase 2 of the Fujian WBA project will expand to seven additional cities (Quanzhou, Zhang Zhou, Longyan, Putian, Sanming, Nanping and Ningde) within the next 8 months.  ChinaTel will complete engineering for the Phase 2 cities by Q3, 2011.  The equipment contract calls for delivery of 172 base stations and associated core equipment for installation in Xiamen and Fuzhou.  ChinaTel projects the equipment for Phase 1 will be delivered by July 2011, and construction of Phase 1 will be complete and a commercial launch of the network in Fuzhou and Xiamen will occur by Q4, 2011.

All nine cities covered by the current phases of the project are within Fujian Province, which enjoys status under PRC law as Haixi Special Economic Zone, to promote foreign investment and international trade.  “We expect to benefit in a variety of ways from the relaxed economic regulations in effect in Fujian Province, in terms of the services we will offer, as well as the technology we will employ,” stated ChinaTel’s President Colin Tay.

Today’s announcement marks another milestone in the relationship between ZTE and ChinaTel.  “The contracts for the Fujian WBA project reinforce the strength of our partnership with ZTE,” noted ChinaTel’s CEO, George Alvarez.  “From cutting edge technology, to aggressive pricing strategies, to favorable deferred payment terms, ZTE has demonstrated its ability to satisfy all of ChinaTel’s needs.”  ZTE and ChinaTel entered into a global strategic memorandum of understanding in August 2010.  In November 2010, the parties finalized equipment and services contract needs for deployment of a WBA network in Peru by ChinaTel’s subsidiary, Perusat.  ZTE is also assisting ChinaTel with design and engineering to determine the scope of infrastructure equipment needed to upgrade the fiber optic cable connecting most major cities within PRC as part of ChinaTel’s deployment map.

For more information about ChinaTel, visit www.chinatelgroup.com. To learn more about ZTE, visit http://wwwen.zte.com.cn/en/. In addition, executives from ChinaTel and ZTE are now available for media and analysts interviews.

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About China Tel Group, Inc.
ChinaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers.  ChinaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers.  ChinaTel currently has project operations in People’s Republic of China and Peru.  Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe.  ChinaTel’s administrative headquarters are in San Diego, California.  For more information, please visit www.chinatelgroup.com.

About ZTE Corporation
ZTE is a leading global provider of telecommunications equipment and network solutions with the most comprehensive product range covering virtually every sector of the wireline, wireless, service and terminals markets. The company delivers innovative, custom-made products and services to over 500 operators in more than 140 countries, helping them to meet the changing needs of their customers while achieving continued revenue growth.  ZTE’s 2009 revenue led the industry with a 36% increase to USD 8,820.7 million.  ZTE commits 10 percent of its revenue to research and development and takes a leading role in a wide range of international bodies developing emerging telecoms standards.  A company with sound corporate social responsibility (CSR) initiatives, ZTE is a member of the UN Global Compact.  ZTE is China’s only listed telecom manufacturer, publicly traded on both the Hong Kong and Shenzhen Stock Exchanges (H share stock code: 0763.HK / A share stock code: 000063.SZ).  For more information, please visit www.zte.com.cn.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  These risks and uncertainties include, among other things, product demand and market competition.  You should independently investigate and fully understand all risks before making an investment decision.

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ChinaTel Contacts:

Media/Analyst Relations	Retail Investors
Kimberley Brown	Tim Matula
Core Insights 360 PR	ChinaTel Group, Inc.
Public Relations	Investor Relations
1-404-314-2900	(Toll Free) 1-877-260-9170
kbrown@coreinsights360.com	investors@chinatelgroup.com